UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2007

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02(b)	Departure of Principal Financial Officer.

In our current report on Form 8-K filed June 22, 2007, we reported that Kenneth W. Smith would be retiring as our Senior Vice President, Chief Financial Officer and Treasurer, effective December 31, 2007. In light of the fact that the Company has not yet appointed Mr. Smith’s successor, Mr. Smith has agreed to extend his retirement date to March 1, 2008.

Item 5.02(e)	Entry into a Material Contract with Principal Financial Officer.

In connection with Mr. Smith’s previously announced retirement plans, we had entered into a Retirement Agreement (the “Original Agreement”) with Mr. Smith which provides certain benefits to Mr. Smith and which was intended both to ensure a smooth transition to Mr. Smith’s successor and to recognize Mr. Smith for his valuable service to the Company. We summarized the material provisions of the Original Agreement in the current report on Form 8-K filed June 22, 2007.

In light of Mr. Smith’s agreement to extend his retirement date to March 1, 2008, we have entered into an Amended and Revised Retirement Agreement (the “Amended Agreement”) which supersedes the Original Agreement. The terms of the Amended Agreement contain essentially the same terms as the Original Agreement. In addition, Mr. Smith also will be entitled to the following additional benefits to which he would not otherwise be entitled:

•

Mr. Smith shall receive a one time payment equal to two-twelfths of what his target bonus would have been for the 2008 fiscal year were he not retiring. Under the terms of the Company’s management bonus plan, Mr. Smith’s target bonus is 55% of his current base salary of $278,000. As a result, the value of this one-time payment to Mr. Smith is $25,483.

•	The vesting of the following restricted stock unit awards (RSUs) previously granted to Mr. Smith shall also be accelerated as follows:

Award Date	Nature of Award	#Options/RSUs	Original Vesting/Exercise Date	Accelerated Vesting/Exercise Date
2/27/06	RSUs	2,804	2/27/09	Retirement Date
2/26/07	RSUs	2,235	2/26/09	Retirement Date

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

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Date: December 18, 2007	CIRCOR INTERNATIONAL, INC.

	By:	/S/ Alan J. Glass
Alan J. Glass
Vice President, General Counsel and Secretary

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